Exhibit 3.3

ARTICLES OF ORGANIZATION

OF

REG-UB PROPERTIES, LLC

Pursuant to the Articles of Conversion, filed simultaneously herewith, Urstadt Biddle Properties Inc., a Maryland corporation, is converting to a Maryland limited liability company to be known as REG-UB Properties, LLC, and the undersigned being duly authorized to execute and file these Articles of Organization for record with the Maryland State Department of Assessments and Taxation, hereby certifies that the following are adopted as the Articles of Organization of REG-UB Properties, LLC.

ARTICLE I

The name of the Maryland limited liability company (hereinafter referred to as the “Company”) is REG-UB Properties, LLC.

ARTICLE II

The purpose for which the Company is formed is to engage in any lawful business permitted by the Maryland Limited Liability Company Act, as amended from time to time.

ARTICLE III

The address of the principal office of the Company in the State of Maryland is c/o United Agent Group Inc., 2 Wisconsin Circle #700, Chevy Chase, MD 20815.

ARTICLE IV

The name and address of the resident agent of the Company in the State of Maryland is United Agent Group Inc., whose address is 2 Wisconsin Circle #700, Chevy Chase, MD 20815.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has signed these Articles of Organization and acknowledged them to be his act this 18th day of August, 2023.

By:	/s/ Michael R. Herman
Michael R. Herman
Organizer

[Signature Page to the Articles of Organization of REG-UB Properties, LLC]